Exhibit 99.1

Cross Country Healthcare Announces Fourth Quarter and Full Year 2015 Financial Results

BOCA RATON, Fla.--(BUSINESS WIRE)--March 9, 2016--Cross Country Healthcare, Inc. (NASDAQ:CCRN) today announced financial results in line with its expectations for the fourth quarter and full year ended December 31, 2015.

FOURTH QUARTER FINANCIAL HIGHLIGHTS:

  Revenue was $193.1 million, up 3% both on a year-over-year and pro forma basis
  Adjusted EBITDA was $10.9 million or 5.7% of revenue versus $6.2 million or 3.3% of revenue in the prior year
  Adjusted earnings per share (EPS) was $0.18 compared to $0.03 in the prior year

FULL YEAR FINANCIAL HIGHLIGHTS:

  Revenue was $767.4 million, up 24% year-over-year and 5% on a pro forma basis
  Adjusted EBITDA was $37.6 million or 4.9% of revenue versus $17.2 million or 2.8% of revenue in the prior year
  Adjusted EPS was $0.54 compared to $0.09 in the prior year
  Cash flow from operations was $18.2 million compared to cash flow used in operations of $4.1 million

Note: Refer to table and discussion of Non-GAAP financial measures below.

“This was a year of significant improvement for Cross Country Healthcare. After only the second full year executing our turnaround plan, I am extremely pleased with the progress we are making. We continue to execute on our strategy as a leader in healthcare staffing and as a provider of value-added workforce solutions,” said William J. Grubbs, President and Chief Executive Officer. “We reached our fourth quarter Adjusted EBITDA target of 5% one quarter early and exceeded that goal for both the third and fourth quarters. Full year Adjusted EBITDA grew by more than $20 million to 4.9% representing a 210 basis point improvement. The market remains robust and we expect 2016 to be another year of providing our shareholders with superior returns.”

Fourth quarter consolidated revenue was $193.1 million, an increase of 3% year-over-year and a decrease of 1% sequentially. On a pro forma basis, fourth quarter revenue was up 3% year-over-year. The Company's consolidated gross profit margin was 26.1%, up 80 basis points year-over-year and down 20 basis points sequentially. Adjusted EBITDA was $10.9 million or 5.7% of revenue, as compared with $6.2 million or 3.3% of revenue in the prior year. Net loss attributable to common shareholders was $6.1 million, or $0.19 per diluted share, compared to a net loss of $20.2 million or $0.65 per diluted share in the prior year. Adjusted EPS was $0.18 compared to $0.03 in the prior year and $0.23 in the prior quarter.

For the year ended December 31, 2015, consolidated revenue was $767.4 million, an increase of 24% year-over-year. On a pro forma basis, revenue was up 5% year-over-year. Consolidated gross profit margin was 25.7%, up 20 basis points from the prior year. Adjusted EBITDA was $37.6 million or 4.9% of revenue, as compared with $17.2 million or 2.8% of revenue in the prior year. Net income attributable to common shareholders was $4.4 million, or $0.14 per diluted share, compared to a net loss of $31.8 million or $1.02 per diluted share in the prior year. Adjusted EPS was $0.54 compared to $0.09 in the prior year.

Quarterly Business Segment Highlights

Nurse and Allied Staffing

Revenue from Nurse and Allied Staffing increased 10% year-over-year and 3% sequentially. Contribution income in this segment was $15.1 million, up from $11.2 million in the prior year. The year-over-year increase in segment revenue and contribution income resulted from organic growth, improved margins, and the impact of the Mediscan acquisition. Average field FTEs increased to 6,792 from 6,340 in the prior year. Revenue per FTE per day was $259 compared to $253 in the prior year, driven primarily by improved pricing.

Physician Staffing

Revenue from Physician Staffing decreased 10% year-over-year and 12% sequentially, primarily due to a decrease in volume. Contribution income was $2.7 million, up from $2.5 million in the prior year resulting from improvement in gross margins and lower SG&A costs, partly offset by volume declines. Compared to the prior year, total days filled decreased to 18,131 from 19,873 and revenue per day filled decreased to $1,392 from $1,485 due to the mix of business.

Other Human Capital Management Services

Revenue from Other Human Capital Management Services was $3.8 million, a decrease of 64% year-over-year and 49% sequentially as a result of the divestiture of the education seminars business. Contribution income was $0.1 million, compared to $0.6 million in the prior year.

Cash Flow and Balance Sheet Highlights

Cash flow used in operating activities was $0.6 million compared to $1.0 million used in the same period of the prior year. Cash flow provided by operating activities for the full year was $18.2 million compared to $4.1 million used in the prior year. At December 31, 2015, the Company had $2.5 million in cash and cash equivalents, $8.0 million drawn on its senior credit facility, and $55.0 million of subordinated debt at par. The Company had $40.1 million of availability under the senior credit facility at December 31, 2015.

Outlook for First Quarter and Full Year 2016

	Q1 2016 Range	Year-over-Year
Change

Revenue	$195 million - $198 million	5% - 6%

Gross profit margin	25.0% - 25.5%	(30) - 20 bps

Adjusted EBITDA margin	3.7% - 4.2%	40 - 90 bps

Adjusted EPS	$0.06 - $0.08	$0.03 - $0.05

	FY 2016 Range	Year-over-Year
Change

Revenue	$820 million - $840 million	7% - 9%

Adjusted EBITDA margin	5.5% - 6.0%	60 - 110 bps

In addition to providing quarterly guidance for the first quarter, the Company also is issuing full year 2016 estimates for Revenue and Adjusted EBITDA margin. The full year estimate for Adjusted EBIITDA margin reflects approximately $4 - $5 million in planned investments, primarily for upgrades to existing IT related platforms, with approximately $1 million expected to be incurred in the first quarter. The quarterly guidance reflects approximately 80 basis points for costs associated with the annual payroll tax reset and 50 basis points for the impact from incremental investments. Excluding the combined impact from those costs, would imply an underlying Adjusted EBITDA margin of between 5.0 - 5.5% for the quarter, in line with our recent quarterly trends. Excluding the impact of the IT investments for the full year, our underlying Adjusted EBITDA margin for the full year would be between 6.0-6.5%.

The estimates above are based on current management expectations and, as such, are forward-looking and actual results may differ materially. These ranges do not include the potential impact of any future divestitures, mergers, acquisitions or other business combinations, any impairment charges or valuation allowances, any acquisition-related measurement period adjustments, or any material legal or restructuring charges.

INVITATION TO CONFERENCE CALL

The Company will hold its quarterly conference call on Thursday, March 10, 2016, at 9:00 A.M. Eastern Time to discuss its fourth quarter and full year 2015 financial results. This call will be webcast live and can be accessed at the Company's website at www.crosscountryhealthcare.com or by dialing 800-857-6331 from anywhere in the U.S. or by dialing 517-623-4781 from non-U.S. locations - Passcode: Cross Country. A replay of the webcast will be available from March 10th through March 24th at the Company's website and a replay of the conference call will be available by telephone by calling 800-395-7443 from anywhere in the U.S. or 203-369-3271 from non-U.S. locations - Passcode: 2016.

ABOUT CROSS COUNTRY HEALTHCARE

Headquartered in Boca Raton, Florida, Cross Country Healthcare, Inc. is a national leader in providing leading-edge healthcare workforce solutions. Our solutions are geared towards assisting our clients solve labor-related issues while maintaining high quality outcomes. With more than 30 years of experience, we are dedicated to placing highly qualified nurses and physicians as well as allied health, advanced practice, and case management professionals. We also provide both retained and contingent placement services for physicians, as well as retained search services for healthcare executives. We have more than 9,500 active contracts with a broad range of clients in both clinical and nonclinical settings, including acute care hospitals, physician practice groups, nursing facilities, both public schools and charter schools, rehabilitation and sports medicine clinics, government facilities, and homecare. Through our national staffing teams and network of more than 70 branch office locations, we are able to place clinicians on travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), internal resource pool consulting and development, electronic medical record (EMR) transition staffing, recruitment process outsourcing, predictive modeling and consultative services.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

NON-GAAP FINANCIAL MEASURES

This press release and accompanying financial statement tables reference non-GAAP financial measures. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company's performance as they exclude certain items that management believes are not indicative of the Company's operating performance. Pro forma measures are adjusted to include the results of our acquisitions, and exclude the results of divestments, as if the transactions occurred in the beginning of the periods mentioned. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

FORWARD-LOOKING STATEMENT

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “suggests”, “appears”, “seeks”, “will”, and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel healthcare professionals, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of cyber security risks and cyber incidents on our business, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including our ability to successfully integrate acquired businesses and realize synergies from such acquisitions, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and our other Securities and Exchange Commission filings made prior to the date hereof.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we”, “us”, “our”, or “Cross Country” in this press release mean Cross Country Healthcare, Inc. and its subsidiaries.

Cross Country Healthcare, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2015	2014	2015	2015	2014

Revenue from services	$193,148	$188,134	$195,692	$767,421	$617,825
Operating expenses:
Direct operating expenses	142,669	140,493	144,206	570,056	460,021
Selling, general and administrative expenses	39,991	41,538	39,227	161,275	141,018
Bad debt expense	228	295	549	999	1,016
Depreciation	954	1,070	953	3,856	3,866
Amortization	1,263	995	982	4,210	3,575
Loss on sale of business (a)	—	—	2,184	2,184	—
Acquisition and integration costs (b)	160	2,532	584	902	7,957
Restructuring costs	127	85	140	1,274	840
Impairment charges (c)	2,100	10,000	—	2,100	10,000
Total operating expenses	187,492	197,008	188,825	746,856	628,293
Income (loss) from operations	5,656	(8,874)	6,867	20,565	(10,468)
Other expenses (income):
Interest expense	1,647	1,784	1,654	6,810	4,160
Loss on derivative liability	9,516	9,363	2,894	9,901	16,671
Other (income) expense, net	(276)	(46)	(100)	(306)	19
(Loss) income before income taxes	(5,231)	(19,975)	2,419	4,160	(31,318)
Income tax expense (benefit)	696	112	(2,732)	(794)	216
Consolidated net (loss) income	(5,927)	(20,087)	5,151	4,954	(31,534)
Less: Net income attributable to noncontrolling interest in subsidiary	171	131	142	536	249
Net (loss) income attributable to common shareholders	$(6,098)	$(20,218)	$5,009	$4,418	$(31,783)

Net (loss) income per share attributable to common shareholders - Basic and Diluted	$(0.19)	$(0.65)	$0.16	$0.14	$(1.02)

Weighted average common shares outstanding:
Basic	31,817	31,264	31,541	31,514	31,190
Diluted (d)	31,817	31,264	32,168	32,162	31,190

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands)

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2015	2014	2015	2015	2014
Adjusted EBITDA: (e)
Consolidated net (loss) income attributable to common shareholders	$(6,098)	$(20,218)	$5,009	$4,418	$(31,783)
Depreciation	954	1,070	953	3,856	3,866
Amortization	1,263	995	982	4,210	3,575
Interest expense	1,647	1,784	1,654	6,810	4,160
Income tax expense (benefit)	696	112	(2,732)	(794)	216
Acquisition and integration costs (b)	160	2,532	584	902	7,957
Restructuring costs	127	85	140	1,274	840
Loss on derivative liability	9,516	9,363	2,894	9,901	16,671
Loss on sale of business (a)	—	—	2,184	2,184	—
Other (income) expense, net	(276)	(46)	(100)	(306)	19
Impairment charges (c)	2,100	10,000	—	2,100	10,000
Equity compensation	687	429	557	2,460	1,387
Net income attributable to noncontrolling interest in subsidiary	171	131	142	536	249
Adjusted EBITDA (e)	$10,947	$6,237	$12,267	$37,551	$17,157

Adjusted EPS: (f)
Reported diluted EPS	$(0.19)	$(0.65)	$0.16	$0.14	$(1.02)
Acquisition and integration costs (b)	—	0.05	0.01	0.02	0.15
Restructuring costs	—	—	—	0.02	0.02
Impairment charges (c)	0.04	0.29	—	0.04	0.29
Gain on sale of business, after taxes (a)	—	—	(0.04)	(0.04)	—
Loss on derivative liability	0.18	0.18	0.06	0.19	0.32
Valuation allowance on adjusted items	0.15	0.15	0.04	0.17	0.32
Adjustment for change in dilutive shares (f)	—	0.01	—	—	0.01
Adjusted EPS (f)	$0.18	$0.03	$0.23	$0.54	$0.09

Weighted average common shares outstanding - diluted	31,817	31,264	32,168	32,162	31,190
Adjustment to diluted shares (f)	684	447	—	—	335
Adjusted weighted average common shares - diluted	32,501	31,711	32,168	32,162	31,525

Cross Country Healthcare, Inc.
Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	December 31,	December 31,
	2015	2014

Assets
Current assets:
Cash and cash equivalents	$2,453	$4,995
Accounts receivable, net	146,873	113,129
Income taxes receivable	—	307
Prepaid expenses	4,521	6,073
Insurance recovery receivable	2,866	5,624
Other current assets	2,032	1,055
Total current assets	158,745	131,183
Property and equipment, net	10,470	12,133
Trade names, net	39,252	38,201
Goodwill, net	95,096	90,647
Other identifiable intangible assets, net	43,662	33,823
Debt issuance costs, net	878	1,257
Other non-current assets	17,994	17,889
Total assets	$366,097	$325,133

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$41,098	$27,314
Accrued employee compensation and benefits	29,402	28,731
Current portion of long-term debt and capital lease obligations	8,071	3,607
Sales tax payable	2,411	2,573
Deferred purchase price	2,184	—
Deferred tax liabilities	—	1,981
Income tax payable	—	—
Other current liabilities	2,880	2,790
Total current liabilities	86,046	66,996
Long-term debt and capital lease obligations	81,803	70,467
Non-current deferred tax liabilities	18,475	18,038
Long-term accrued claims	30,070	32,068
Long-term deferred purchase price	3,533	2,333
Other long-term liabilities	4,826	4,899
Total liabilities	224,753	194,801

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	254,108	247,467
Accumulated other comprehensive loss	(1,207)	(1,118)
Accumulated deficit	(112,056)	(116,474)
Total Cross Country Healthcare, Inc. stockholders' equity	140,848	129,878
Noncontrolling interest	496	454
Total stockholders' equity	141,344	130,332
Total liabilities and stockholders' equity	$366,097	$325,133

Cross Country Healthcare, Inc.
Segment Data (g)
(Unaudited, amounts in thousands)

	Three Months Ended						Year-over- Year	Sequential
	December 31,	% of	December 31,	% of	September 30,	% of	% change	% change
	2015	Total	2014	Total	2015	Total	Fav (Unfav)	Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing (h)	$162,131	84%	$147,381	78%	$157,338	80%	10.0%	3.0%
Physician Staffing (h)	27,236	14%	30,361	16%	30,959	16%	(10.3)%	(12.0)%
Other Human Capital Management Services	3,781	2%	10,392	6%	7,395	4%	(63.6)%	(48.9)%
	$193,148	100%	$188,134	100%	$195,692	100%	2.7%	(1.3)%

Contribution income: (i)
Nurse and Allied Staffing (h)	$15,131		$11,207		$16,251		35.0%	(6.9)%
Physician Staffing (h)	2,672		2,520		3,197		6.0%	(16.4)%
Other Human Capital Management Services	142		635		372		(77.6)%	(61.8)%
	17,945		14,362		19,820		24.9%	(9.5)%

Unallocated corporate overhead	7,685		8,554		8,110		10.2%	5.2%
Depreciation	954		1,070		953		10.8%	(0.1)%
Amortization	1,263		995		982		(26.9)%	(28.6)%
Loss on sale of business (a)	—		—		2,184		NM	100.0%
Acquisition and integration costs (b)	160		2,532		584		93.7%	72.6%
Restructuring costs	127		85		140		(49.4)%	9.3%
Impairment charges (c)	2,100		10,000		—		79.0%	NM
Income (loss) from operations	$5,656		$(8,874)		$6,867		163.7%	(17.6)%

	Year Ended						Year-over- Year
	December 31,	% of	December 31,	% of			% change
	2015	Total	2014	Total			Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing (h)	$621,258	81%	$459,195	74%			35.3%
Physician Staffing (h)	115,336	15%	121,145	20%			(4.8)%
Other Human Capital Management Services	30,827	4%	37,485	6%			(17.8)%
	$767,421	100%	$617,825	100%			24.2%

Contribution income: (i)
Nurse and Allied Staffing (h)	$54,499		$36,486				49.4%
Physician Staffing (h)	10,213		6,540				56.2%
Other Human Capital Management Services	1,863		514				262.5%
	66,575		43,540				52.9%

Unallocated corporate overhead	31,484		27,770				(13.4)%
Depreciation	3,856		3,866				0.3%
Amortization	4,210		3,575				(17.8)%
Loss on sale of business (a)	2,184		—				NM
Acquisition and integration costs (b)	902		7,957				88.7%
Restructuring costs	1,274		840				(51.7)%
Impairment charges (c)	2,100		10,000				79.0%
Income (loss) from operations	$20,565		$(10,468)				296.5%

NM-Not meaningful.

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended						Year Ended
	December 31,		December 31,		September 30,		December 31,	December 31,
	2015		2014		2015		2015	2014

Net cash (used in) provided by operating activities (in thousands)	$(631)		$(1,016)		$12,869		$18,235	$(4,072)

Nurse and Allied Staffing statistical data:
FTEs (h) (j)	6,792		6,340		6,646		6,624	4,764
Average Nurse and Allied Staffing revenue per FTE per day (h) (k)	$259		$253		$257		$257	$264

Physician Staffing statistical data:
Days filled (h) (l)	18,131		19,873		20,543		77,601	82,473
Revenue per day filled (h) (m)	$1,392		$1,485		$1,505		$1,463	$1,457

(a) On August 31, 2015, the Company completed the sale of Cross Country Education, LLC. The Company recognized a pre-tax loss of $2.2 million related to the divestiture of the business. In addition, the Company recorded a tax benefit of $3.5 million from the reversal of valuation allowances associated with this business, resulting in an after-tax gain of $1.3 million.

(b) Acquisition and integration costs in the three months and year ended December 31, 2015 and the three months ended September 30, 2015 are primarily related to due diligence efforts for the Mediscan acquisition that closed on October 30, 2015. In the three months ended December 31, 2014, acquisition and integration costs were from the June 2014 Medical Staffing Network Healthcare (MSN) acquisition, and in the year ended December 31, 2014, acquisition and integration costs were from both the MSN acquisition and the December 2013 allied healthcare staffing business acquisition. The results of these acquisitions have been included in the Company's consolidated statements of operations since their respective dates of acquisition.

(c) The fourth quarter of 2015 and 2014 include non-cash impairment charges of $2.1 million ($1.3 million after tax) and $10.0 million ($9.1 million after tax), respectively, related to Physician Staffing trade name. The tax impact on these impairment charges was fully offset by a valuation allowance on deferred tax assets.

(d) When applying the if-converted method to our Convertible Notes, 3,521,126 shares related to the Convertible Notes, issued in June 2014 in conjunction with the MSN acquisition, are not included in diluted weighted average shares for all of the periods presented because their effect was anti-dilutive.

(e) Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, is defined as net income (loss) attributable to common shareholders before depreciation, amortization, interest expense, income tax expense (benefit), acquisition and integration costs, restructuring costs, loss on derivative liability, loss on sale of business, other expense (income), net, impairment charges, equity compensation and net income attributable to noncontrolling interest in subsidiary. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to net income (loss) attributable to common shareholders as an indicator of operating performance. Management uses Adjusted EBITDA as one performance measure in its annual cash incentive program for certain members of its management team. In addition, management monitors Adjusted EBITDA for planning purposes. Adjusted EBITDA, as defined, closely matches the operating measure typically used in the Company's credit facilities in calculating various ratios. Management believes Adjusted EBITDA, as defined, is useful to investors when evaluating the Company's performance as it excludes certain items that management believes are not indicative of the Company's operating performance. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.

(f) Adjusted EPS, a non-GAAP financial measure, is defined as net income (loss) attributable to common shareholders per diluted share (reported EPS) before the diluted EPS impact of acquisition and integration costs, restructuring costs, impairment charges, loss on sale of business and loss on derivative liability. Adjusted EPS should not be considered a measure of financial performance under GAAP. Management presents Adjusted EPS because it believes that Adjusted EPS is a useful supplement to its reported EPS as an indicator of operating performance. Management believes it provides a more useful comparison of the Company's underlying business performance from period to period and is more representative of the future earnings capacity of the Company. For the three months ended December 31, 2015 and December 31, 2014 and the year ended December 31, 2014, the adjustments to reported diluted EPS had the effect of converting the net loss to net income. As a result, potentially dilutive shares that were excluded in the unadjusted per share calculation have been included in the adjusted weighted average common shares outstanding - diluted.

(g) Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC.

(h) Effective January 1, 2015, we reclassified a portion of our business from the Physician Staffing segment to the Nurse and Allied Staffing segment. Prior period amounts have been reclassified to conform to the current period presentation. The entire Mediscan business has been reported in Nurse and Allied Staffing.

(i) Contribution income is defined as income (loss) from operations before depreciation, amortization, loss on sale of business, acquisition and integration costs, restructuring costs, impairment charges and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.

(j) FTEs represent the average number of Nurse and Allied Staffing contract personnel on a full-time equivalent basis.

(k) Average revenue per FTE per day is calculated by dividing the Nurse and Allied Staffing revenue by the number of days worked in the respective periods. Nurse and Allied Staffing revenue also includes revenue from permanent placement of nurses.

(l) Days filled is calculated by dividing the total hours filled during the period by 8 hours.

(m) Revenue per day filled is calculated by dividing the actual revenue invoiced by Physician Staffing by days filled for the period presented and it excludes permanent placement and accrued revenue.

CONTACT:
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com